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                                                                    EXHIBIT 11.1
                              MASTECH CORPORATION
                      CALCULATION OF  PER SHARE EARNINGS
                      ----------------------------------
                 (Dollars in thousands, except per share data)
                 ---------------------------------------------
                                  (Unaudited)
                                  -----------

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                                              Three Months Ended                    Six Months Ended
                                              ------------------                    ----------------
                                       June 30, 1997     June 30, 1996       June 30, 1997     June 30, 1996
                                       -------------     -------------       -------------     -------------
                                                         (Pro Forma                            (Pro Forma
                                                         Information)                          Information)
Weighted average common
 shares.......................         21,655,205        18,200,000          21,654,906        18,200,000

Dilutive effect of stock
 issued within one year of
 the initial public
 offering.....................                ---            54,600                 ---            54,600

 Effect of shares
 sufficient to replace
 capital in   excess of
 earnings withdrawn as
 dividends....................                ---           409,200                 ---           409,200

 Dilutive effect of common
 stock equivalents............            144,382               ---             114,647               ---
                                       ----------        ----------          ----------        ----------

Total weighted average
 shares.......................         21,799,588        18,663,800          21,769,553        18,663,800
                                       ==========        ==========          ==========        ==========

Net income and pro forma
 net income, respectively.....             $3,428            $2,553              $5,737            $4,612
                                       ==========        ==========          ==========        ==========

Net income and pro forma
 net income per share of
 common stock, respectively...              $0.16             $0.14               $0.26             $0.25
                                       ==========        ==========          ==========        ==========

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